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                                                                EXHIBIT 11

                     THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
            Three Months and Nine Months Ended September 30, 2002 and 2001
                         (In millions, except per share data)

                                      Three Months Ended      Nine Months Ended
                                         September 30            September 30
                                      ------------------      -----------------
(in millions)                            2002       2001        2002       2001
 -----------                           ------     ------      ------     ------
 EARNINGS
 Basic:
  Net income (loss), as reported       $   63     $ (659)     $  (26)    $ (352)
   Preferred stock dividend,
    net of taxes                           (2)        (2)         (6)        (6)
   Premium on preferred
    shares redeemed                        (1)        (1)         (6)        (6)
                                       ------     ------      ------     ------
     Net income (loss)
      available to common
      shareholders                     $   60     $ (662)     $  (38)    $ (364)
                                       ======     ======      ======     ======
 Diluted:
  Net income (loss) available
    to common shareholders              $  60     $ (662)     $  (38)    $ (364)
  Effect of dilutive securities:
    Convertible preferred stock             2          -           -          -
    Zero coupon convertible notes           1          -           -          -
                                       ------     ------      ------     ------
     Net income (loss), as adjusted     $  63      $(662)     $  (38)    $ (364)
                                       ======     ======      ======     ======


COMMON SHARES
 Basic:
  Weighted average common
    shares outstanding                    221        209         212        213
                                       ======     ======      ======     ======
 Diluted:
  Weighted average common
    shares outstanding                    221        209         212        213
  Effect of dilutive securities:
    Stock options and
     other incentive plans                  1          -           -          -
    Convertible preferred stock             6          -           -          -
    Zero coupon convertible notes           2          -           -          -
                                       ------     ------      ------     ------
        Total                             230        209         212        213
                                       ======     ======      ======     ======

EARNINGS (LOSS) PER COMMON SHARE

  Basic                                $ 0.27     $(3.16)     $(0.18)    $(1.71)
                                       ======     ======      ======     ======

  Diluted                              $ 0.27     $(3.16)     $(0.18)    $(1.71)
                                       ======     ======      ======     ======


 Diluted EPS is the same as Basic EPS for the nine month period ended September 30, 2002, as well as for the reported periods ended 2001, because Diluted EPS calculated in accordance with Statement of Financial Accounting Standards
 (SFAS) No. 128, "Earnings Per Share," for The St. Paul's loss from continuing operations, results in a lesser loss
 per share than the Basic EPS calculation does.   The
 provisions of SFAS No. 128 prohibit this "anti-dilution" of earnings per share, and require that the larger Basic loss per share also be reported as the Diluted loss per share amount.